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                                                                    EXHIBIT 14.1


                                 CODE OF ETHICS

                                       FOR

                         THE CHIEF EXECUTIVE OFFICER AND
                         THE CHIEF FINANCIAL OFFICER OF
                               THE HOCKEY COMPANY







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INTRODUCTION

         The reputation and integrity of The Hockey Company and its subsidiaries (collectively referred to as the "Company") are valuable assets that are vital to the Company's success. This Code of Ethics applies to the Company's Chief Executive Officer (the "CEO") and Chief Financial Officer (the "CFO"). This Code of Ethics is designed to give you - the CEO and CFO- a broad and clear understanding of the conduct that we expect from you to protect and enhance our reputation and integrity.

         Each employee of the Company is responsible for conducting his or her duties in a manner that demonstrates a commitment to the highest standards of integrity. This integrity is critical to ensure that the Company's business is conducted in an honest and ethical manner and in compliance with all laws and regulations. No Code of Ethics can replace the thoughtful behavior of an ethical employee. The purpose of this Code is to focus you on areas of ethical risk, help you recognize and deal with ethical issues, explain the mechanisms available for you to report unethical conduct and foster a culture of honesty and accountability. Dishonest, unethical or illegal conduct will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein. You have the responsibility to ask questions, seek guidance, take all responsible steps to prevent a violation of this Code, report suspected violations and express concerns about compliance with this Code.

THIS CODE IS BASED UPON THE FOLLOWING CORE VALUES:

         In all of the Company's relationships, including those with the public, shareholders, customers and among employees, you must demonstrate a steadfast commitment to:

o        Integrity.

o        Honest and ethical conduct.

o        Compliance with laws, rules and regulations.

o       Avoidance of actual, potential or apparent conflicts of interest.

o       Full, fair, accurate and timely disclosure by the Company to the public.

o       Prompt internal reporting of violations of this Code.

o       Accountability for complying with this Code.


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IMPLEMENTATION AND OVERSIGHT OF THIS CODE

         The Company's Board of Directors (the "Board") is ultimately responsible for the implementation of this Code. The Board has designated Mr. Paul Chute to be the compliance officer (the "Compliance Officer") for the implementation and administration of this Code.

         Questions regarding the application or interpretation of this Code are inevitable. You should feel free to direct questions to the Compliance Officer.

         Statements in this Code to the effect that certain actions may be taken only with the "Company's approval" mean that the Compliance Officer must give PRIOR written approval before the proposed action may be undertaken.

         You should read this Code in conjunction with the Company's other policy statements, including, without limitation, the Audit Committee's Charter.

         You will receive periodic training on the contents and importance of this Code and related policy statements and the manner in which violations must be reported and waivers must be requested. We may ask you to certify on an annual basis that you are in full compliance with this Code and related policy statements.

REQUESTS FOR WAIVER OF ANY PROVISION OF THIS CODE

         You must submit any requests for a waiver of any provision of this Code in writing to the Compliance Officer a reasonable period in advance of the proposed conduct for review. Only the Board has the authority to waive any provision of this Code. If a waiver of any provision of this Code is granted to you, the Company must publicly disclose the nature of the granted waiver, including any implicit waiver, your name, the date of the waiver and any other disclosures as and to the extent required by any rule of the Securities and Exchange Commission (the "SEC") or listing standard, if any.

HONEST AND ETHICAL CONDUCT

         One person's dishonest or unethical conduct can harm the Company's reputation and compromise the trust that the public and our shareholders have in the Company. For that reason, you must be familiar and comply with this Code. Compliance with this Code - and therefore all laws and regulations - forms the foundation of honest and ethical conduct. Accordingly, compliance with this Code is not simply expected; it is mandatory. In addition, as leaders of the Company, the Company expects that you will:

o Lead by example, using your behavior as a model for others subject to this Code and all employees.

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o    Through leadership, sustain a culture where honest and ethical conduct is recognized, valued and exemplified by all employees of the Company.

o Personally lead compliance efforts through meetings with others subject to this Code and by monitoring compliance matters and programs.

o Raise, and encourage others to raise, concerns and questions about ethical conduct and integrity.

COMPLIANCE WITH LAW AND REGULATIONS

         A variety of laws applies to the Company and its operations, and some laws carry criminal penalties. These laws include, but are not limited to, federal and state laws relating to the Company's business, including federal environmental and occupational safety laws, and its status as a public company. Examples of criminal violations of the law include, among others, making false or misleading disclosures in documents filed with the SEC; trading on inside information; stealing, embezzling or misapplying the Company's funds or other assets; using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company's behalf to an individual who intends to use it for a different purpose; or making payments, whether from your funds or the Company's funds, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company's activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

         It is your responsibility to comply with the laws, rules and regulations applicable to you personally and due to your status as a senior executive of the Company. You cannot delegate that responsibility to another person or to the Company.

AVOIDANCE OF ACTUAL, POTENTIAL OR APPARENT CONFLICTS OF INTEREST

         The Company requires you to promptly report your outside associations and personal business, financial and other relationships that may involve any actual, potential or apparent conflict of interest between yourself and the Company to the Compliance Officer so that the Company can take steps to avoid such conflict of interest. The term "outside association" refers to any affiliation, association, interest or employment that you have with an entity other than with the Company. It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty or the perception of a division of loyalty, between the Company's best interests and your personal interests that could possibly affect, or appears to affect, your judgment or actions relating to the Company. Guidelines with respect to several of the more sensitive areas in which actual, potential or apparent conflicts of interest are likely to occur are set forth below. We emphasize, however, that the following is not an exhaustive list of


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problem areas but rather a guide in applying the Company's basic conflict of interest policy to any situation. The important criterion is adherence to the spirit of this Code.

BUSINESS RELATIONSHIPS

         You may have a conflict of interest if you, a member of your immediate family or your business partner owns or has a substantial direct or indirect investment in an entity with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete. Investments in small amounts of the stocks or bonds of a large publicly-held company should not, without more, give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect, or appear to affect, your judgment is largely dependent on the particular circumstances and must be addressed on a case-by-case basis.

         A conflict of interest may also arise when you, a member of your immediate family or your business partner holds a position as director, officer, employee or partner of, or consultant, broker, finder or intermediary for, an entity with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete. In addition, a conflict of interest may arise if you, a member of your immediate family or your business partner incurs significant indebtedness to an entity whose business may be affected by your actions on behalf of the Company.

         The Company expects that you will not discharge your Company duties and responsibilities under circumstances that could discredit the Company, cause unfavorable criticism of the Company or impair public confidence in the Company's integrity. Thus, any associations, interests and business relationships that you have that might affect or appear to affect your judgment on Company matters or cause you to act in ways that are not in the best interests of the Company, or that might be perceived to cause divided loyalties, will be permitted only with the Company's prior approval. In some circumstances, a relationship will only be permitted if the proposed transaction is competitive and/or fairly bargained for. Notwithstanding the foregoing, a transaction between the Company and any of your outside associations will be permitted if it is first reviewed, approved and reported in the manner prescribed by the Board and set forth below.

ACCEPTANCE OF GIFTS

         You may not, without the Company's approval, accept, either directly or indirectly, gifts, favors, entertainment or anything of more than nominal value, as such amount will be determined from time to time by the Board, from persons or entities with which the Company has or is likely to have a business relationship. Gift or favors - other than those of nominal value - from persons or entities with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete and participation in more than occasional social activities with those with whom the Company maintains business relationships may cause or appear to cause a conflict of interest.

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OUTSIDE ACTIVITIES/EMPLOYMENT

         Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your Company duties and responsibilities, adversely affect the quality or quantity of your work product or entail your use of any Company assets, including its real and personal property, or create the appearance (without the Company's approval) of the Company's sponsorship or support. In addition, under no circumstances are you permitted to compete with the Company or take for yourself or your family members any business opportunity that belongs to the Company that you discover or that is made available to you by virtue of your position with the Company. You are prohibited from taking part in any outside employment without the Company's prior approval.

CIVIC/POLITICAL ACTIVITIES

         The Company supports your participation in civic, charitable and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to Company duties and responsibilities. You are to conduct any such activities in a manner that does not involve the Company or its assets or create an appearance of Company involvement, endorsement, sponsorship or support.

REPORTING PROCEDURE

         You must report promptly to the Compliance Officer the existence of any outside association, interest, relationship or activity, as it arises, or any gift or favor that actually, potentially or apparently involves a conflict of interest. Failure to report such relationships, activities and interests will be a ground for disciplinary action.

         The Compliance Officer will review your disclosures of any actual, potential or apparent conflict of interest and determine the appropriate manner by which the Company's approval or disapproval would be provided. You must cooperate fully in the review process by providing all information that the Compliance Officer deems necessary to his or her review. Company actions with respect to the conflict of interest or potential conflict of interest will take into account the spirit of this Code.

         You may be required to sign annually a statement reflecting your continuing awareness and understanding of this Code, including its conflicts of interest policy. At the same time, you must report either the absence or presence of actual, potential or apparent conflicts of interest.

         All interests, relationships or participation in transactions disclosed by any employee in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise or otherwise required by law.

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RESOLUTION OF CONFLICTS


         In all cases, actual, potential or apparent conflicts of interest must be handled in an ethical manner; they must be fully disclosed and considered prior to being resolved. The Compliance Officer will handle all questions of actual, potential or apparent conflicts of interest that involve you. The Compliance Officer may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest, or may provide guidance to avoid a conflict of interest from developing. Actual, potential or apparent conflicts of interest may be resolved in the following ways, among others:

o In the case of an offer of a gift, including entertainment or meals, the appropriate resolution may be for you to accept or reject the gift.

o Where the nature of the conflict of interest is such that you are unable to disclose the details thereof without breaching other confidences, you may, upon notice to the Board, remove yourself from all meetings, discussions and actions at which such conflict of interest is considered.

o Where you can disclose the details of the conflict of interest, the Compliance Officer may determine the proper action on his or her own or in consultation with the Board.

o Any outside association, interest, relationship or participation in a transaction that is fully disclosed in writing to, and is approved in writing by, the Compliance Officer shall not be deemed to involve a conflict of interest for purposes of this Code.

o When it is concluded that there is an actual, apparent or potential conflict of interest, the Board may suspend you from all or some of your duties or require you to perform other duties with the Company for such period of time as deemed appropriate or may request that you resign from your position with the Company.

o In the event that the conflict of interest involves an outside association, the Company permanently cease doing business with the association.

FULL, FAIR, ACCURATE AND TIMELY DISCLOSURES BY THE COMPANY TO THE PUBLIC


         Because you participate, directly or indirectly, in the preparation of the financial and other disclosures that the Company makes to the public, including in its filings with the SEC or by press releases, you must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

o    Act honestly, ethically and with and integrity.

o    Comply with this Code.


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o    Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company's filings with the SEC.

o Through leadership, including communication, make sure that employees of the Company understand the Company's obligations to the public and under the law with respect to its disclosures, including that results are never more important than compliance with the law.

o Encourage employees to raise questions and concerns regarding the Company's public disclosures and ensure that such questions and concerns are appropriately addressed.

o Provide the Company's directors, employees, consultants and advisors involved in the preparation of the Company's disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others.

o Proactively promote honest and ethical behavior among peers in your work environment.

o Achieve proper and responsible use of and control over all Company assets and resources employed or entrusted to you.

o Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

o Comply with the Company's disclosure controls and procedures and internal controls and procedures for financial reporting.


PROMPT INTERNAL REPORTING OF VIOLATIONS OF THIS CODE

         If you violate or think you have violated any provision of this Code, or if you observe, learn of, or, in good faith, suspect that another person subject to this Code has violated any of its provisions, you MUST immediately report the actual or suspected violation to the Compliance Officer, another member of the Company's senior management or to the Board and must cooperate in any investigation. If you report an actual or suspected violation in good faith, you will not be subject to retaliation of any kind. A violation of the requirement to report violations, or to cooperate in a Code investigation, may result in disciplinary action.

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ACCOUNTABILITY FOR COMPLYING WITH THIS CODE

         As senior executive officers of the Company, all who are subject to this Code are responsible for complying with it and for reporting any known or suspected violations of it. The Company recognizes that such a mandate may not be meaningful without an accompanying provision for accountability and discipline of violations of this Code.

         Reported violations of this Code will be investigated, addressed promptly and treated confidentially to the extent possible. We strive to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline. We generally will issue warnings or letters of reprimand for less significant, first-time violations. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination of such disciplinary violations or termination of employment.

         Certain violations of the Code that go unaddressed are treated by the SEC as implicit waivers of the Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC or listing standards, if any. In such cases, the SEC's rules will require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure would not only be harmful to the Company, but also to you either as one who is responsible for monitoring and enforcing compliance with this Code or as one who has violated it. In either case, depending on the nature of the violation, you may be dismissed or your duties and responsibilities with the Company may be changed.

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